June 17, 2025

Erke Huang
Chief Financial Officer
Bit Digital, Inc
31 Hudson Yards, Floor 11
New York, NY 10001

       Re: Bit Digital, Inc
           Form 10-K for Fiscal Year Ended December 31, 2024
           File No. 001-38421
Dear Erke Huang:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Crypto Assets